EXHIBIT 99.1
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                              News Release

                                LANDAUER

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                         LANDAUER, INC. REPORTS
                   FISCAL 2011 SECOND QUARTER RESULTS


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com

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GLENWOOD, ILL. -- MAY 3, 2011 -- LANDAUER, INC. (NYSE: LDR), a recognized global leader in personal and environmental radiation monitoring and the leading domestic provider of outsourced medical physics services, today reported financial results for its fiscal 2011 second quarter ended
March 31, 2011.

FISCAL 2011 SECOND QUARTER HIGHLIGHTS

..     Revenue grew 2 percent to $32.3 million on contribution from
      Medical Physics segment and international growth.

..     Gross profit grew 4 percent to $20.7 million on increased revenue and mix.

..     Operating income increased 4 percent to $11.9 million.

..     Net income rose 2 percent to $8.0 million, or $0.85 per diluted share.

"The natural disasters in Japan and resulting nuclear emergency have heightened global awareness of the importance of radiation monitoring. This awareness supports the strategic investments Landauer has made to position our technology with military personnel and first responders and reinforces our value proposition with targeted customers," stated Bill Saxelby, President and CEO of Landauer. "Our technology is being deployed through our joint venture in Japan - Nagase Landauer, our partners in the Canadian government, and the U.S. Army to assist with the monitoring of emergency responders. We are pleased that Landauer technology and equipment is helping to support the response in this difficult situation."

Saxelby added, "We continued to gain traction with our Medical Physics business. In the quarter we signed a new contract for comprehensive medical physics services with a large multi-site system. We continue to focus on organic growth and strategic expansion opportunities that support the safe utilization of radiation in the healthcare setting."



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      Landauer, Inc.  2 Science Road  Glenwood, Illinois 60425-1586
       Telephone: 708.755.7000  Fax: 708.755.7011  landauerinc.com


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LANDAUER, INC. - ADD 1


SECOND FISCAL QUARTER FINANCIAL OVERVIEW AND BUSINESS SEGMENT RESULTS

Revenues for the second fiscal quarter of 2011 were $32.3 million, a 2 percent increase compared with the $31.8 million reported for the second fiscal quarter of 2010. Cost of sales for the second fiscal quarter of 2011 were $11.6 million, a 2 percent decrease compared with the $11.8 million reported for the second fiscal quarter of 2010. The gross margin increased to 64 percent from 63 percent in the year ago period. Selling, general and administrative costs for the second fiscal quarter of 2011 were $8.7 million, a 4 percent increase compared with the $8.4 million reported for the second fiscal quarter of 2010.

Operating income for the second fiscal quarter of 2011 was $11.9 million, a 4 percent increase compared with operating income of $11.4 million for fiscal 2010. Other income for the second fiscal quarter increased 18 percent to $0.5 million.

The effective tax rate was 34.6% and 33.6% for the second fiscal quarter of 2011 and 2010, respectively. Net income for the second fiscal quarter ended March 31, 2011 was $8.0 million, an increase of 2 percent compared with $7.8 million for the second fiscal quarter of 2010. The resulting diluted earnings per share for the second fiscal quarter of 2011 were $0.85 compared with $0.83 for the second fiscal quarter of 2010. Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $14.2 million, a 7 percent increase compared with $13.3 million a year ago. The increase was due primarily to revenue growth, lower product costs based on revenue mix and favorable equity earnings of joint ventures for the second fiscal quarter of 2011. A reconciliation of net income to EBITDA is included in the attached financial exhibits.

RADIATION MONITORING SEGMENT

Radiation Monitoring revenues for the second fiscal quarter of 2011 declined 3 percent, or $0.8 million, to $27.5 million. Of the decline, $0.7 million is due to the previously reported change in the supply relationship between Landauer and Nagase Landauer, which converted its customer base from Luxel to the InLight technology during fiscal 2010. Nagase Landauer no longer purchases service badges from the Company. The historical Luxel badge revenues were partially replaced by a royalty arrangement, resulting in no corresponding impact on net income. Without the Nagase Landauer impact, domestic Radiation Monitoring revenues declined 6 percent, or $1.2 million, driven by lower non-recurring InLight equipment sales, primarily to the Canadian government agency responsible for occupational monitoring and radiation emergency preparedness for the citizens of Canada. International Radiation Monitoring revenues increased 14 percent, or $1.0 million, on organic growth in most regions and the strengthening of most foreign currencies against the dollar.

Radiation Monitoring gross margin for the second fiscal quarter of 2011 increased to 71 percent from 68 percent in the year ago period, primarily due to the decline in lower margin sales to Nagase Landauer. Selling, general and administrative costs for the second fiscal quarter of 2011 increased 3 percent, or $0.2 million, to $7.4 million. The increase is due primarily to the strengthening of most foreign currencies against the dollar. Operating income, inclusive of the impact of acquisition related transaction and reorganization costs, for the second fiscal quarter of 2011 increased 2 percent, or $0.2 million, to $12.1 million compared with operating income of $11.9 million for fiscal 2010.









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LANDAUER, INC. - ADD 2


MEDICAL PHYSICS SEGMENT

Medical Physics revenues for the second fiscal quarter of 2011 increased 40 percent, or $1.4 million, to $4.8 million on $0.7 million of organic growth and $0.7 million due to the impact of acquired companies. The gross margin increased to 23 percent from 22 percent in the year ago period. Selling, general and administrative costs for the second fiscal quarter of 2011 increased 11 percent, or $0.1 million, to $1.3 million due to the annualized impact of acquired companies. Operating loss for the second fiscal quarter of 2011 was $0.2 million, compared with an operating loss of $0.4 million for fiscal 2010.

FISCAL SIX MONTHS FINANCIAL OVERVIEW AND BUSINESS SEGMENT RESULTS

Revenues for the first six months of fiscal 2011 were $60.8 million, a 3 percent increase compared with the $59.0 million reported for the same period in fiscal 2010. Cost of sales for the first six months of fiscal 2011 were $22.7 million, a 3 percent increase compared with the $22.0 million reported for the same period in fiscal 2010. Gross margins were 63 percent each for the first half of fiscal 2011 and 2010, respectively. Selling, general and administrative costs for the first six months of fiscal 2011 were $17.9 million, a 10 percent increase compared with the $16.2 million reported for the same period in fiscal 2010.

In conjunction with Landauer's acquisition activity, the Company incurred $0.2 million and $1.7 million ($1.2 million, after-tax) of acquisition related transaction and reorganization costs for the first six months of fiscal 2011 and 2010, respectively. Operating income for the six months ended March 31, 2011 was $20.0 million, a 4 percent increase compared with operating income of $19.2 million for the same period in fiscal 2010. Other income for the first six months of fiscal 2011 increased 19 percent to $1.1 million.

The effective tax rate was 33.2% and 34.8% for the first half of fiscal 2011 and 2010, respectively. The decline in effective tax rate was due primarily to the realization of R&D tax credits in fiscal 2011 recognized with the passage of tax legislation in December 2010 and the non-deductibility of certain acquisition related costs in fiscal 2010. Net income for the six months ended March 31, 2011 was $13.8 million, an increase of 7 percent compared with $12.9 million for the six months ended March 31, 2010. The resulting diluted earnings per share for the first half of fiscal 2011 were $1.47 compared with $1.38 for the same period in fiscal 2010. Earnings before interest, taxes, depreciation and amortization ("EBITDA") were $24.4 million, a 6 percent increase compared with $23.0 million a year ago. The increase is due primarily to the $1.4 million reduction in acquisition related transaction and reorganization costs for the first half of fiscal 2011. A reconciliation of net income to EBITDA is included in the attached financial exhibits.

RADIATION MONITORING SEGMENT

Radiation Monitoring revenues for the first six months of fiscal 2011 declined 4 percent, or $2.0 million, to $51.4 million. Of the decline, $2.1 million is due to the previously reported change in the supply relationship between Landauer and Nagase Landauer, the Company's unconsolidated joint venture in Japan. Without the Nagase Landauer impact, domestic Radiation Monitoring revenues declined 4 percent, or $1.4 million, and international Radiation Monitoring revenues increased 11 percent, or $1.5 million, on organic growth in most regions and the strengthening of most foreign currencies against the dollar.







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LANDAUER, INC. - ADD 3


Radiation Monitoring gross margin for the six months ended March 31, 2011 increased to 70 percent from 67 percent in the year ago period, primarily due to the decline in lower margin sales to Nagase Landauer. Selling, general and administrative costs for the first six months of fiscal 2011 increased 5 percent, or $0.8 million, to $15.1 million. The increase is due primarily to costs to replace the Company's IT systems and increased spending to support international revenue growth. Operating income, inclusive of the impact of acquisition related transaction and reorganization costs, for the six months ended March 31, 2011 increased 4 percent, or $0.9 million, to $20.7 million compared with operating income of $19.8 million for the same period in fiscal 2010.

MEDICAL PHYSICS SEGMENT

Medical Physics revenues for the first six months of fiscal 2011 increased 67 percent, or $3.8 million, to $9.3 million on $1.4 million of organic growth and $2.4 million due primarily to the annualized impact of acquired companies. The gross margin was 23 percent each for the first six months of fiscal 2011 and in the year ago period. Selling, general and administrative costs for the first six months of fiscal 2011 increased 46 percent, or $0.9 million, to $2.8 million. The increase is due to the impact of acquired companies. Operating loss for the six months ended March 31, 2011 was $0.7 million, compared with an operating loss of $0.6 million for the same period in fiscal 2010.

SOLID FINANCIAL POSITION

Landauer ended the second fiscal quarter of 2011 with total assets of $157.1 million. Due to the current liability classification of $18.3 million in outstanding borrowings incurred to support the acquisitions completed during the first fiscal quarter of 2010, the Company had negative working capital of $5.0 million. The Company believes projected operating cash flow and available borrowing under its current credit arrangements provide adequate liquidity to meet its current and anticipated obligations.

Cash provided by operating activities for the six months ended March 31, 2011 was $16.9 million, an increase of $7.1 million from the first half of fiscal 2010 due primarily to the changes in the components of working capital.

FISCAL 2011 OUTLOOK

Landauer's current business plan for fiscal 2011 anticipates consolidated revenue for the year to be in the range of $120 to $126 million, including $4 to $8 million in sales to the U.S. military and first responder markets.

Military and first responder market sales are dependent on military and other governmental appropriations and approvals which have yet to be obtained. There can be no assurance that such appropriations and approvals can be obtained in fiscal 2011 or that orders will result immediately following any such appropriation or approval. The business plan anticipates spending of $10 to $12 million to support the completion of the Company's systems initiative, with $2 to $3 million being expensed in the current fiscal year. Based upon the above assumptions, the Company anticipates reported net income for fiscal 2011 in the range of $24 to $26 million.

CONFERENCE CALL DETAILS

Landauer has scheduled its second quarter conference call for investors over the Internet on Tuesday, May 3, 2011 at 2:00 p.m. Eastern Time
(11:00 a.m. Pacific Time). To participate, callers should dial 888-561-1721 (within the United States and Canada), or 480-629-9774 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of


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LANDAUER, INC. - ADD 4


the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4435818#, which will be available until June 2, 2011. The replay of the call will remain available on Landauer's website for 90 days.

ABOUT LANDAUER

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community.

SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "Fiscal 2011 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties.
These include the following, without limitation: assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies in general; the ability to protect and utilize the Company's intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence
(OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company's equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; the costs associated with the Company's research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company's IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company's benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended September 30, 2010, and other reports filed by the Company from time to time with the Securities and Exchange Commission.


                         FINANCIAL TABLES FOLLOW



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LANDAUER, INC. - ADD 5


             SECOND FISCAL QUARTER 2011 FINANCIAL HIGHLIGHTS

        (unaudited, amounts in thousands, except per share data)


                            Three Months Ended     Six Months Ended
                                 March 31,            March 31,
                            -------------------  -------------------
                              2011       2010      2011       2010
                            --------   --------  --------   --------

Net revenues                $ 32,327   $ 31,806  $ 60,765   $ 59,040

Costs and expenses:
    Cost of sales             11,604     11,819    22,687     21,975
    Selling, general and
      administrative           8,728      8,408    17,859     16,212
    Acquisition and
      reorganization costs       115        143       212      1,660
                            --------   --------  --------   --------
Costs and expenses            20,447     20,370    40,758     39,847
                            --------   --------  --------   --------

Operating income              11,880     11,436    20,007     19,193
Other income, net                540        459     1,143        960
                            --------   --------  --------   --------

Income before taxes           12,420     11,895    21,150     20,153
Income taxes                   4,294      3,998     7,031      7,015
                            --------   --------  --------   --------

Net income                     8,126      7,897    14,119     13,138
Less:  Net income attri-
  buted to noncontrolling
  interest                       129         86       303        200
                            --------   --------  --------   --------
Net income attributed to
  Landauer, Inc.            $  7,997   $  7,811  $ 13,816   $ 12,938
                            ========   ========  ========   ========
Net income per share
  attributable to
  Landauer, Inc.
  shareholders:

    Basic                   $   0.85   $   0.84  $   1.48   $   1.39
                            ========   ========  ========   ========
    Weighted average
      basic shares
      outstanding              9,332      9,314     9,322      9,291
                            ========   ========  ========   ========


    Diluted                 $   0.85   $   0.83  $   1.47   $   1.38
                            ========   ========  ========   ========
    Weighted average
      diluted shares
      outstanding              9,377      9,353     9,367      9,328
                            ========    =======  ========   ========









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LANDAUER, INC. - ADD 6


                   SUMMARY CONSOLIDATED BALANCE SHEETS

                    (unaudited, amounts in thousands)


                                           March 31,   September 30,
                                             2011          2010
                                           ---------   -------------
ASSETS
Current Assets:
    Cash and cash equivalents               $  6,259        $  7,659
    Receivables, net of allowances            28,142          23,702
    Other current assets                      10,555          14,796
                                            --------        --------
Total current assets                          44,956          46,157

Net property, plant and equipment             43,328          39,815
Equity in joint ventures                       8,934           8,446
Goodwill and other intangible assets,
  net of amortization                         50,775          49,270
Dosimetry devices, net of amortization         5,645           5,569
Other assets                                   3,437           1,439
                                            --------        --------
TOTAL ASSETS                                $157,075        $150,696
                                            ========        ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                        $  6,228        $  7,180
    Dividends payable                            103           5,143
    Deferred contract revenue                 15,082          14,305
    Short-term debt                           18,335          12,504
    Other current liabilities                 10,179          10,420
                                            --------        --------
Total current liabilities                     49,927          49,552


Non-Current Liabilities:
    Pension and postretirement
      obligations                             10,383          10,089
    Deferred income taxes                      9,876           9,934
    Other non-current liabilities              1,542           1,418
                                            --------        --------
Total non-current liabilities                 21,801          21,441


Stockholders' Equity:
    Landauer, Inc. stockholders' equity       84,354          78,790
    Noncontrolling interest                      993             913
                                            --------        --------
Total stockholders' equity                    85,347          79,703
                                            --------        --------

TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                    $157,075        $150,696
                                            ========        ========










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LANDAUER, INC. - ADD 7


                     RECONCILIATION OF NET INCOME TO
     EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

                    (unaudited, amounts in thousands)


                            Three Months Ended     Six Months Ended
                                 March 31,            March 31,
                            -------------------  -------------------
                              2011       2010      2011       2010
                            --------   --------  --------   --------

Net income attributed to
  Landauer, Inc.            $  7,997   $  7,811  $ 13,816   $ 12,938

Add back:
    Interest and other
      (income) expense            75        (48)      (17)       (53)
    Income taxes               4,294      3,998     7,031      7,015
    Depreciation and
      amortization             1,807      1,517     3,604      3,063
                            --------   --------  --------   --------

Earnings before interest,
  taxes, depreciation
  and amortization          $ 14,173   $ 13,278  $ 24,434   $ 22,963
                            ========   ========  ========   ========


USE OF NON-GAAP FINANCIAL MEASURES

In evaluating the Company's financial performance and outlook, management uses EBITDA. EBITDA is a non-GAAP measure. Management believes that such measure supplements evaluations using operating income, net income, and diluted earnings per share and other GAAP measures, and is a useful indicator for investors. This indicator can help readers gain a meaningful understanding of our core operating results and future prospects without the effect of non-cash items and the Company's ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt repayment. Investors should recognize that these non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.






















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